SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                                  FORM 8-K

                               CURRENT REPORT
                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


     Date of report (Date of earliest event reported): December 8, 2006


                                 CANEUM, INC.
              (Exact Name of Registrant as Specified in Charter)


           NEVADA                   000-30874              33-0916900
(State or Other Jurisdiction       (Commission           (IRS Employer
     of Incorporation)             File Number)       Identification No.)


170 Newport Center Drive, Suite 210, Newport Beach, CA        92660
(Address of Principal Executive Offices)                    (Zip Code)

Registrant's telephone number, including area code:  (949) 273-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [ ]  Written communications pursuant to Rule 425 under the Securities Act

     [ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 4.01 Change in Registrant's Certifying Accountant

     On December 8, 2006, Caneum, Inc. (the "Company") was notified by Haskell & White LLP ("Haskell & White"), the Company's independent registered public accounting firm, that Haskell & White will cease to act as the Company's independent registered public accounting firm effective immediately. The stated reason for the resignation of Haskell & White was that

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Caneum no longer meets the client profile of the accounting firm.  Haskell &
White also stated that they would be available to cooperate with an orderly transition to a new independent registered public accounting firm. The Company has commenced an immediate search for a new registered independent public accounting firm.

     The reports of Haskell & White with respect to the Company's financial statements for the fiscal years ended December 31, 2005 and 2004, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

     From December 8, 2003, the date Haskell & White was appointed as the Company's independent auditors, through the date of Haskell & White's resignation, there were no disagreements between the Company and Haskell & White on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Haskell & White, would have caused Haskell & White to make reference to the subject matter of the disagreements in connection with its report on the Company's financial statements for such years.

     During the quarters ended subsequent to the acquisition of Tier One in March 2006, the Company has continued efforts to integrate Tier One's bookkeeping function into the Company's overall accounting and reporting procedures and controls structure, aligned each company's chart of accounts to report consolidated financial results, and shifted support for monthly and quarterly closing processes to a third party provider. During the course of their review of the Company's interim financial statements for the quarters ended June 30, 2006, and September 30, 2006, Haskell & White advised the Company that they had identified certain material weaknesses in internal control over financial reporting for these periods. These deficiencies involved matters relating to the design or operation of internal control that, in the judgment of Haskell & White, could adversely affect the Company's ability to record, process, summarize and report financial data consistent with the assertions of management in the financial statements. These deficiencies arose as a result of adjustments identified during their review process for the following items: corporate contract review and administration, revenue recognition, prepaid investor relations, accrual for payroll expense, intangible asset amortization, and stock-based compensation expense. These deficiencies were disclosed in the Company's quarterly reports on Form 10-QSB for the periods ended June 30, 2006, and September 30, 2006, and in the amended quarterly reports on Form 10-QSB/A for the first three quarters of 2006.

     We have taken the following steps to remedy these deficiencies:

  * We have implemented a monthly review and sign-off process on all accrual and amortization entries by the Principal Financial Officer for the accounts listed above.

  * We successfully completed a search for a full-time Vice-President of Finance and Accounting responsible for day to day accounting activities, financial reporting and assisting the Principal Financial Officer with the preparation of our financial statements. In this respect, we have appointed Heather Jean Blanc, as Vice-President of Finance and Accounting as from January 1, 2007. Ms Blanc is a current CPA candidate with many years of experience having held senior level positions as an

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     auditor, CFO and Controller in technology and professional services companies.

  * We have implemented standard operating procedures and processes for monthly revenue recognition, expense accruals, prepayments and stock-based compensation.

  * We have implemented expense control procedures including analysis of potential outsourced opportunities including, but not limited to, human resources, marketing, and accounting.

     We have discussed our corrective actions and future plans with our Audit Committee and Haskell & White and we believe the actions outlined above should correct the deficiencies in internal controls that are considered to be material weaknesses.

     The Company's Audit Committee has discussed with Haskell & White the matters disclosed above. The Company has authorized Haskell & White to respond fully to the inquiries of the Company's successor accountant concerning the matters disclosed above.

     The Company has provided Haskell & White with a copy of the foregoing disclosure and has requested that Haskell & White furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of that letter, dated December 12, 2006, is filed as
Exhibit 16.1 to this Form 8-K.

Item 9.01 Exhibits

     The following exhibit is included as part of this report:

          16.1 Letter of Haskell & White LLP dated December 12, 2006

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        Caneum, Inc.

Date:  December 12, 2006                By /s/ Suki Mudan
                                           Suki Mudan, President

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